FOR IMMEDIATE RELEASE

RENAISSANCE ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

Pompano Beach, Florida, February 1, 2007 – Renaissance Acquisition Corp. (the ‘‘Company’’) (AMEX: RAK.U) announced today that it has completed its initial public offering of 15,600,000 units. Each unit consists of one share of common stock and two warrants, each warrant entitling the holder to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $93,600,000 to the Company. Ladenburg Thalmann & Co. Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 153 East 53rd Street, 49th Floor, New York, New York 10022.

The Company also announced today that, concurrently with the initial public offering, it consummated a private sale of 4,666,667 warrants at a price of $0.45 per warrant, generating total proceeds of $2,100,000. The warrants were purchased by RAC Partners LLC, an affiliate of Barry W. Florescue, the Company’s Chief Executive Officer, and Morton Farber and Charles Miersch, two of the Company’s directors. The warrants are identical to the warrants included in the units sold in the initial public offering except that (i) they will have an exercise price of $6.00 per share, (ii) the Company will not register the sale of the warrants to the public and (iii) they will be exercisable on a cashless basis at the holders’ option so long as they are held by the directors of the Company or RAC Partners or its affiliates. The purchasers of the warrants have agreed that they will not sell or transfer their warrants until 30 days after the Company has completed a business combination.

Of the proceeds received from the consummation of the initial public offering and the private sale of warrants, $90,725,600 (or approximately $5.82 per share sold in the initial public offering) was placed in trust. Audited financial statements as of February 1, 2007 reflecting receipt of the proceeds upon consummation of the initial public offering and the private sale of warrants have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Renaissance Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts to identify a prospective target business will not be limited to a particular industry, although it intends to focus its efforts on acquiring an operating business.

Contact Information:
Renaissance Acquisition Corp.
Mark Seigel, Treasurer
50 East Sample Road, Suite 400
Pompano Beach, Florida 33064
Tel: (954) 784-3031